Exhibit 99.1

Soluna Announces Monthly Business Update

ALBANY, NY, June 5, 2024 – Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, announced its May project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	Q1 2024 Results – The Company released its strong first quarter 2024 results. It included record Quarterly Adjusted EBITDA growth and a healthy increase in cash.

●	2024 Annual Stockholders’ Meeting – The Company held its annual meeting of stockholders. All matters put to a shareholder vote were approved including the election of directors and the 4th Convertible Note Amendment and related warrant repricing.

●	CEO’s Letter to Shareholders – CEO John Belizaire shared the Company’s 2024 strategy and roadmap for profitability.

●	2024 Earnings Power Presentation – The Company published its updated annual Earnings Power Presentation that includes Project Dorothy 2.

●	Project Kati PPA – Secured 166 MW PPA with EDF Renewables and Masdar for Project Kati in Texas. Unlocks significant Hosting potential.

●	Financing Secured for Project Dorothy 2 - Spring Lane Capital has agreed to lead the financing round for Project Dorothy 2 with a commitment of up to $30 million. Learn more here.

●	Strategic Collaboration for AI Business – We launched Soluna Cloud, our new subsidiary focused on sustainable, scalable AI Cloud and hosting services in collaboration with a Leading High-Performance Computing Company

●	Quick Takes Video Series - CEO John Belizaire discusses “Convergence and the Power of AI”, and Soluna’s under-rated resilience. Watch here.

●	AMA - The Company published responses to investor questions in its monthly AMA for April. View the responses here.

Key Project Updates:

Project Dorothy 1A (25 MW, Hosting) / Project Dorothy 1B (25 MW, Prop-Mining):

●	Preparations for the onset of the Four Coincident Peak Program (4CP) to begin in June through September are underway. With our participation in the program, our MaestroOS software will dynamically maintain site operations compliance with ERCOT demand thresholds through the summer months to support local community needs.

●	Actual power consumption and uptime % continued to remain steady for the month of May and in line with month-over-month performance.

Project Dorothy 2 (50 MW):

●	Project schedule in the process of being finalized with the substation interconnection targeted for late fall preceding energization of the initial 16 of 48 MW aimed for by the end of 2024.

●	Power partner’s approval process is nearing completion.

●	Spring Lane’s definitive documentation is underway.

Project Sophie (25 MW, Bitcoin Hosting with Profit Share, AI Hosting):

●	The team responded exceptionally well, mitigating the impacts of recent tornadoes in the Kentucky region. Despite widespread outages, their efforts resulted in minimal downtime at the site.

●	Infrastructure optimization efforts are ongoing to prepare for the summer heat.

●	Infrastructure upgrades are underway to support the growth of AI Hosted Clients.

Project Kati (166 MW):

●	PPA agreements signed with EDF Renewables and Masdar.

●	Retail Electrical Provider agreements executed with Tenaska.

●	ERCOT planning continues to progress with final edits made on one key study.

●	Negotiations continue with landowners for the site land leases.

View Soluna’s recent AMA here.

View Soluna 2024 Earnings Power Presentation here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

Non-GAAP Measures

In addition to figures prepared in accordance with GAAP, Soluna from time to time presents alternative non-GAAP performance measures, e.g., EBITDA, adjusted EBITDA, adjusted net profit/loss, adjusted earnings per share, free cash flow, both on a company basis and on a project-level basis. Project-level measures may not take into account a full allocation of corporate expenses. These measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Alternative performance measures are not subject to GAAP or any other generally accepted accounting principle. Other companies may define these terms in different ways. See our annual report on Form 10-K for the year ended December 31, 2023 for an explanation of how management uses these measures in evaluating its operations.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

Sam Sova

Partner and CEO

SOVA

Sam@letsgosova.com